Exhibit 99

Syntony Group, Inc.
601 South State Street
Salt Lake City, Utah 84111

OTC Stock Transfer
231 East 2100 South, Suite #F
Salt Lake City, Utah 84115

National Association of Securities Dealers, Inc.
OTC Compliance Unit
9509 Key West Avenue
Rockville, MD  20850-3329

Attention:     Robert W. Nesbitt
               Senior Compliance Examiner

Re: Conditions to quotations on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") of the common stock of Syntony Group, Inc., a Utah corporation (the "Company"), and related instructions to OTC Stock Transfer ("OTC")

Dear Ladies and Gentlemen:

          In consideration of the Company agreeing to file a Registration Statement with the United States Securities and Exchange Commission covering the resale of the "restricted securities" outlined below at no cost to the undersigned person within a reasonable time and not later than June 30, 2004, and to pursue the effectiveness of such Registration Statement with the Company's "best efforts," and to facilitate the submission by the Company to the National Association of Securities Dealers, Inc. (the "NASD") of quotations of the Company's common stock on the OTC Bulletin Board of the NASD, and the NASD's granting of such quotations, the undersigned person agrees as follows:

          (1) That the following stock certificate and the shares of common stock of the Company represented thereby shall not be publicly sold unless and until: (i) there is a Registration Statement filed with the United States Securities and Exchange Commission covering this stock certificate and the shares of common stock represented thereby, which has become effective; or (ii) the United States Securities and Exchange Commission provides a "no action" letter which indicates that registration prior to resale of this stock certificate and the shares of common stock of the Company represented thereby is not required under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), as there is an available exemption for the resale of these securities by the undersigned; or (iii) there is a finding by a United States District Court having original jurisdiction or a state court having concurrent jurisdiction regarding the Securities Act, to the effect that this stock certificate and the shares of common stock represented thereby can be resold by the undersigned person or his successors without registration under the Securities Act.

          (2) The undersigned person agrees and does hereby advise OTC, the transfer and registrar for the common stock of the Company and the addressees of this Letter Agreement that OTC is hereby authorized to place a restriction on the stock certificates referred herein below on their presentation, reflecting the terms and conditions of this Letter Agreement, and that OTC shall make appropriate notations in the transfer records maintained for and on behalf of the Company to the effect that the following stock certificate have "stop transfer" instructions until one of the foregoing conditions has been met.

          (3) The undersigned shall promptly courier to OTC the following stock certificate for the imprinting of an appropriate legend reflecting this Letter Agreement. The stock certificate subject to this Letter Agreement is as follows:

                                         Stock            Number of
Name and Address                        Certificate No.     Shares

Michael Vardakis                        A1551               13,245,001
601 South State Street
Salt Lake City, Utah 84111



Date: 4/2/04                  /s/Michael Vardakis
                              Michael Vardakis
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